UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 9, 2009

Health Net, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-12718	95-4288333
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21650 Oxnard Street

Woodland Hills, CA 91367

(Address of principal executive offices, zip code)

(818) 676-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 9, 2009, Health Net, Inc. (“Health Net” or the “Company”) entered into the Omnibus Amendment to Participation Agreement, Put Option Agreement and Call Option Agreement (the “Omnibus Amendment”), which amended certain terms of the documentation relating to its non-interest bearing, $175 million amortizing financing facility with a non-U.S. lender (the “Facility”). The Company previously entered into amendments to the Facility on April 29, 2008 and November 10, 2008, which were administrative in nature. The proceeds from the Facility were used by Health Net for general corporate purposes.

The Facility documentation, as amended, generally provides as follows:

The Facility requires one of the Company’s subsidiaries to pay semi-annual distributions, in the amount of $17.5 million, to a participant in the Facility. Unless terminated earlier, the final payment under the Facility is scheduled to be made on December 19, 2012.

The Facility includes, among other terms and conditions standard for transactions of this type, limitations (subject to specified exclusions) on:

•	the ability of any of the Company’s subsidiaries to create, incur, assume or permit any debt;

•

the ability of the Company and certain of its subsidiaries to create liens; engage in certain mergers, consolidations and acquisitions; engage in transactions with affiliates; enter into agreements which restrict the ability of the Company’s subsidiaries to pay dividends or other distributions with respect to any shares of capital stock or the ability to make or repay loans or advances; make dividends; and alter the character of ours or their business conducted on the closing date of the Facility.

In addition, the Facility also requires that the Company maintain a specified consolidated leverage ratio and consolidated fixed charge coverage ratio throughout the term of the Facility.

The Facility provides that it may be terminated through a series of put and call transactions (1) at the option of one of our wholly-owned subsidiaries or the non-U.S. lender at any time, or (2) upon the occurrence of certain defined early termination events.

These early termination events, include, but are not limited to:

•	nonpayment of certain amounts due by the Company or certain of its subsidiaries under the Facility (if not cured within the related time period set forth therein);

•	a change of control (as defined in the Facility);

•	cross-acceleration and cross-default to other indebtedness of the Company in excess of $50 million, including the Company’s revolving credit facility;

•	certain ERISA-related events;

•	noncompliance by the Company with any material term or provision of the HMO Regulations or Insurance Regulations (as each such term is defined in the Facility);

•	events in bankruptcy, insolvency or reorganization of the Company;

•	undischarged, uninsured judgments in the amount of $50 million or more against the Company; or

•	certain changes in law that could adversely affect a participant in the Facility.

In addition, in connection with the Facility, the Company guaranteed the payment of the semi-annual distributions and any other amounts payable by one of its subsidiaries to the Facility participants under certain circumstances. Also in connection with the Facility, the Company entered into an interest rate swap agreement with a non-U.S. bank affiliated with one of the Facility participants. Under the interest rate swap agreement, the Company pays a floating payment in an amount equal to LIBOR times a notional principal amount and receives a fixed payment in an amount equal to 4.3% times the same notional principal amount from the non-U.S. bank counterparty in return in accordance with a schedule set forth in the interest rate swap agreement.

A copy of the Omnibus Amendment, by and among Health Net, Health Net Funding, Inc. Health Net Financing, L.P., Lodgemore Holdings, Inc. and one additional non-U.S. company, which forms a part of the Facility documentation, is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Omnibus Amendment to Participation Agreement, Put Option Agreement and Call Option Agreement, dated as of March 9, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 12, 2009

HEALTH NET, INC.

By:	/s/ Linda V. Tiano
	Name:	Linda V. Tiano
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Omnibus Amendment to Participation Agreement, Put Option Agreement and Call Option Agreement, dated as of March 9, 2009.

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